ARMSTRONG WORLD INDUSTRIES, INC.
2500 COLUMBIA AVE., P.O. BOX 3001
LANCASTER, PA 17604
717.397.0611 www.armstrong.com

Exhibit 10.1

PERSONAL & CONFIDENTIAL

<NAME>

<TITLE>

Dear <FIRSTNAME>:

Subject: 2006 Cash Retention Payment

As Armstrong World Industries works toward emerging from its Chapter 11 bankruptcy reorganization, we recognize the importance of retaining those key employees who are vital to the Company’s current and future success. Recently, the U.S. Bankruptcy Court approved a 2006 cash retention payment program that will apply to a limited number of key employees.

I am very pleased to offer you participation in this special retention program with a cash retention payment of <AMOUNT> which represents <PERCENT> of your current annualized base salary. This payment will be made to you on or about December 28, 2006 as long as you continue your employment with Armstrong until this scheduled payment date. If Armstrong World Industries emerges from Chapter 11 reorganization prior to December 28, 2006, you will remain eligible for the full cash retention payment at year end contingent on your continued employment. If your employment is terminated for any reason, voluntarily or involuntarily, prior to December 28, 2006, you will be ineligible for the retention payment.

This retention payment will not be counted for purposes of benefit determination under the Company’s employee benefit plans (pension, savings, life insurance).

On behalf of the Office of the Chairman, we congratulate you on your participation in this special retention program. We are confident that you will continue to make significant contributions to Armstrong’s success and provide the leadership necessary to achieve our future goals.

If you have any questions regarding this information, please contact me.

Sincerely,